Exhibit 99.1
ALAMOS GOLD INC. LEGACY STOCK OPTION PLAN (ARGONAUT)
FOR THE FORMER PARTICIPANTS IN THE ARGONAUT GOLD INC.
AMENDED AND RESTATED SHARE INCENTIVE PLAN

Effective – July 12, 2024
1.    Purpose of the Plan
The purpose of the Plan is to give individuals who were previously granted Argonaut Options under the Argonaut Plan the opportunity to acquire Common Shares pursuant to the terms hereof.
Pursuant to the Plan of Arrangement, among other things, (i) each Argonaut Option that is outstanding immediately prior to the Effective Time has been exchanged for, among other things, a replacement option to purchase an Argonaut Class A Share, and (ii) following the acquisition of all outstanding Argonaut Class A Shares (other than Argonaut Class A Shares held by the Corporation or any affiliate thereof) by the Corporation pursuant to the Arrangement, each option to purchase an Argonaut Class A Share has been exchanged for an Option, all as more specifically provided for in the Plan of Arrangement.
2.    Definitions
Capitalized terms not defined herein shall have the meaning ascribed to such terms under the Plan of Arrangement. Unless otherwise defined herein, the following terms used in this Plan have the meaning given to them below:
“Argonaut” means Argonaut Gold Inc.;
“Argonaut Class A Option” has the meaning ascribed thereto in Section 4;
“Argonaut Options” means the options to purchase Argonaut Shares granted under the Argonaut Plan, which were exchanged for Options pursuant to the Plan of Arrangement;
“Argonaut Plan” means the amended and restated share incentive plan of Argonaut, most recently approved by the Argonaut Shareholders on May 5, 2023;
“Argonaut Shareholders” means, at any particular time, the holders of Argonaut Shares at such time;
“Argonaut Shares” means the common shares of Argonaut, as constituted immediately prior to the Effective Time;
“Blackout Period” means any period during which an Optionee cannot trade securities of the Corporation pursuant to the Corporation’s policy respecting restrictions on trading which is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation or, in respect of an insider, that insider, is subject); provided that, for an Optionee who resides in the United States or is subject to United States federal income taxation, the Blackout Period will exist only when the Optionee cannot exercise an Option because such exercise would violate an applicable law;
“Blackout Period Expiry Date” means the date on which a Blackout Period expires;
“Board” and “Board of Directors” mean the board of directors of the Corporation;
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;
“Common Shares” means the Class A common shares in the capital stock of the Corporation or, in the event of an adjustment contemplated in Section 9, such other shares to which an Optionee may be entitled as a result of such adjustment;
“Corporation” means Alamos Gold Inc., including its subsidiaries and affiliates (as defined under the Securities Act (Ontario)) as the context requires;
“Directors” means the directors of the Corporation from time to time;
“Exercise Price” means the price at which an Option may be exercised pursuant to the Plan;
“Insider” means an “insider” determined in accordance with the Toronto Stock Exchange Company Manual in respect of the rules governing Security-Based Compensation Arrangements, as such definition may be amended, supplemented or replaced from time to time;
“Option” means an option to purchase from the Corporation 0.0185 of a Common Share granted pursuant to the Plan; provided that if the foregoing would result in the issuance of a fraction of a Common Share on any particular exercise of Options in the aggregate, then the number of Common Shares otherwise issuable shall be rounded down to the nearest whole number of Common Shares;
“Optionee” means a person to whom an Option has been granted pursuant to the Plan;
“Option Notice” means a notice, substantially in the form set out as Schedule “A” hereto, evidencing an Option, or such other form as may be approved by the Board from time to time;
“Option Period” means the period in which an Option may be exercised;
“Option Shares” means the Common Shares which an Optionee is entitled to purchase pursuant to Options granted pursuant to the Plan;
“Plan” means this Alamos Gold Inc. Legacy Stock Option Plan (Argonaut), as amended from time to time;

“Plan of Arrangement” means the plan of arrangement under Section 182 of the Business Corporations Act (Ontario) pursuant to which the Corporation has, among other things, acquired all of the issued and outstanding Argonaut Shares;
“Security-Based Compensation Arrangement” has the meaning ascribed in Section 613(b) of the Toronto Stock Exchange Company Manual, as amended, amended and restated or replaced from time to time and shall include:
a.    stock option plans for the benefit of employees, insiders, service providers, or any one of such groups;
b.    individual stock options granted to employees, service providers, or insiders if not granted pursuant to a plan previously approved by the Corporation’s security holders;
c.    stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased;
d.    stock appreciation rights involving issuances of securities from treasury;
e.    any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation from treasury; and
f.    security purchases from treasury by an employee, insider, or service provider which is financially assisted by the Corporation by any means whatsoever; and
“Stock Exchange” means The Toronto Stock Exchange.
3.    Eligibility
The participants of the Plan will be those persons who held Argonaut Options immediately prior to the Effective Time and whose Argonaut Options were exchanged for Options at the Effective Time pursuant to the Plan of Arrangement.
4.    Option Terms
No additional Options may be granted hereunder after the Effective Date, subject to any adjustments pursuant to Section 9.
In accordance with the Plan of Arrangement, the Argonaut Portion of each Argonaut Option was disposed of to Argonaut, and as the sole consideration therefor Argonaut granted to each holder thereof an option to purchase one Argonaut Class A Share (an “Argonaut Class A Option”), which Argonaut Class A Option will have an exercise price equal to the product obtained when the exercise price payable to acquire an Argonaut Share under such Argonaut Option is multiplied by the Argonaut Portion, as adjusted pursuant to the Plan of Arrangement, following which each Argonaut Class A Option was disposed of to the Corporation, and as the sole consideration therefor the Corporation granted to each such holder an Option. Such Option shall provide for an exercise price per whole Common Share (rounded up to the nearest whole cent) equal to the quotient obtained when (i) the exercise price that would otherwise be payable to acquire an Argonaut Class A Share pursuant to the Argonaut Class A Option it replaces, is divided by (ii) the Alamos Exchange Ratio (provided that the aggregate exercise price payable on any particular exercise of Options shall be rounded up to the nearest whole cent). Notwithstanding the foregoing, the exercise price of an Option shall be adjusted as necessary in accordance with the Plan of Arrangement to ensure the in-the-money amount of the Option immediately after the exchange does not exceed the in-the-money amount of the Argonaut Class A Option immediately before the exchange. All terms and conditions of such Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Argonaut Option for which it was exchanged (except that the term to expiry of any such Option shall not be affected by a holder of such Options not becoming, or ceasing to be, an employee, consultant, officer or director of Argonaut or the Corporation, as the case may be), and any document evidencing such Option shall thereafter evidence and be deemed to evidence such Option.
5.    Number of Common Shares Available for Options
As of the Effective Date, Options have been granted with respect to an aggregate of 36,687 Common Shares, which shall be the maximum number of Common Shares that may be issued under the Plan or reserved for issuance upon the exercise of the Options, subject to adjustment as provided in Section 9.
The Plan, when combined with all of the Corporation’s other previously established Security-Based Compensation Arrangements, shall not result at any time in:
(a)    a number of Common Shares issued to Insiders within a one-year period exceeding 5% of the issued and outstanding Common Shares; and
(b)    a number of Common Shares issuable to Insiders at any time exceeding 5% of the issued and outstanding Common Shares.
6.    Option Notices
Each Option granted under this Plan shall be evidenced by an Option Notice. Such Option Notices shall be subject to the terms and conditions of the Plan and shall contain such provisions as are required by the Plan and any other provisions which the Board may direct. Any one officer of the Corporation is authorized and empowered to approve and execute on behalf of the Corporation and deliver Option Notices to holders of Options.
OPTION PLAN
7.    Vesting, Payment and Termination
(a)    Each Option granted to an Optionee will be subject to vesting in accordance with the vesting schedule applicable to the related Argonaut Option, immediately prior to the Effective Time.

(b)    An Optionee may, from time to time and at any time during the Option Period, elect to exercise all or a portion of the Option Shares which such Optionee is then entitled to exercise, by delivering to the Corporation at its registered office, a notice in writing which shall specify the number of Option Shares that the Optionee desires to exercise accompanied by payment in full of the Exercise Price for such Option Shares. Payment may be made by cash, certified cheque, bank draft or money order, payable to the order of the Corporation. The Board may otherwise determine acceptable methods to exercise an Option as it deems appropriate.
(c)    The expiry date of each Option shall be the original expiration date applicable to the exchanged Argonaut Option as set forth in the applicable Option Notice, unless such expiration date falls within a Blackout Period or within nine Business Days after a Blackout Period Expiry Date, in which case the expiration date of the Option will be the date which is ten Business Days after the Blackout Period Expiry Date. Notwithstanding anything else herein contained, the ten Business Day period referred to in this Section 7(c) may not be extended by the Board.
8.    Taxes
If the Corporation determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount in respect of the issuance of any Common Shares, payment of cash, securities or other property, pursuant to any Options, the Corporation may, prior to and as a condition of issuing the Common Shares, payment of cash, securities or other property, require the Optionee to pay to the Corporation such amount as the Corporation is obliged to remit to such taxing authority in respect of the issuance of the Common Shares, payment of cash, securities or other property. Any such payment shall, in any event, be due no later than the date as of which any amount with respect to the issuance of the Common Shares, payment of cash, securities or other property must be remitted by the Corporation to such taxing authority. Any payment required to be made by an Optionee pursuant to this Section 8 shall be in addition to the Exercise Price, if any, for the Common Shares.
For Optionees residing or subject to tax in the United States, this Plan is intended to comply with the requirements of Section 409A of the Code and all provisions hereunder shall be read, interpreted and applied with that purpose in mind. No provision of the Plan shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code, including, in the event Common Shares are publicly traded on an established securities market, the Corporation’s right to delay payment of any grant under this plan to the extent, and only for so long as, necessary to comply with the requirements of Section 409A of the Code. Each recipient of an Option hereunder who is or who becomes a U.S. taxpayer is advised to consult with his or her personal tax advisor with respect to the tax consequences under federal, state, local and other tax laws of the receipt of an Option hereunder. No Option shall be granted to an Optionee residing or subject to tax in the United States unless Argonaut is an “eligible issuer of service recipient stock” with respect to such Optionee as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E).

9.    Adjustment in Shares
(a)    The number of Common Shares subject to this Plan, the number of Common Shares available under Options granted and the Exercise Price shall be adjusted from time to time, in such manner and by such procedure deemed appropriate by the Board, subject to applicable law and the applicable rules and policies of the Stock Exchange in the event of a reorganization, recapitalization, stock split or redivision, reduction, combination or consolidation, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. Failure of the Board to provide for an adjustment shall be conclusive evidence that the Board has determined that it is equitable to make no adjustment in the circumstances.
(b)    If at any time the Corporation grants to its shareholders the right to subscribe for and purchase pro rata additional securities of any other corporation or entity, there shall be no adjustments made to the Common Shares in consequence thereof and the Options shall remain unaffected.
(c)    In the event of a change in the Corporation’s currently authorized Common Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Common Shares within the meaning of the Plan.
(d)    In the event of any other change affecting the Common Shares, such adjustment, if any, shall be made as may be deemed equitable by the Board to properly reflect such event.
(e)    No fractional Common Shares shall be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under this Section 9, an Optionee would become entitled to a fractional Common Share, the Optionee shall have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.
10.    Transfer and Assignment
Except to the extent otherwise provided in the applicable agreement evidencing an Option, no Option or right granted to any person under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution in accordance with Section 11, and all such Options and rights shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.
11.    Effect of Death
If an Optionee shall die, any Option that would have vested or been available for exercise within 12 months after the date of such death shall immediately vest, and such Options shall be exercisable in whole or in part only by the person or persons to whom the rights of the Optionee under the Option shall pass by the will of the Optionee or the laws of descent and distribution for a period of six months (or such other period of time as is otherwise provided in the Optionee’s employment contract) after the date of death of the Optionee or prior to the expiration of the Option Period in respect of the Option, whichever is sooner, and then only to the extent that such Optionee was entitled to exercise or redeem the Option at the date of the death of such Optionee in accordance with Section 7 of this Plan.
12.    Administration of Plan
(a)    The Plan shall be administered by the Board. Subject to any limitations of the Plan and regulatory requirements, the Board shall have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Board may deem necessary or desirable in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and conclusive and shall be binding on the Optionees and the Corporation. No member of the Board shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Board shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary or desirable for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Corporation.
(b)    Any determination by the Board shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors.
(c)    The day to day administration of this Plan may be delegated to such officers and employees as the Board shall determine.
13.    Acceleration on Take-over Bid, Consolidation, Merger, etc.
In the event that:
(a)    the Corporation seeks or intends to seek approval from the shareholders of the Corporation for a transaction which, if completed, would constitute an Acceleration Event (as defined below); or
(b)    a person makes a bona fide offer or proposal to the Corporation or the shareholders of the Corporation which, if accepted or completed, would constitute an Acceleration Event, the Corporation shall send notice to all Optionees of such transaction, offer or proposal as soon as practicable and, provided that the Board has determined that no adjustment will be made pursuant to Section 9 hereof, (i) the Board may, by resolution and notwithstanding any vesting schedule applicable to any Option hereof, permit all Options outstanding which have restrictions on their exercise to become immediately exercisable during the period specified in the notice (but in no event later than the applicable expiry date of an Option), so that the Optionee may participate in such transaction, offer or proposal, and (ii) the Board may accelerate the expiry date of such Options and the time for the fulfillment of any conditions or restrictions on such exercise.
In this Section 13, an Acceleration Event means:
(i)    the acquisition by any “offeror” (as defined in section 89 of the Securities Act (Ontario) as of the date hereof) of beneficial ownership of more than 50% of the votes attached to the outstanding voting securities of the Corporation, by means of a take-over bid or otherwise;
(ii)    any consolidation, merger, statutory amalgamation or arrangement involving the Corporation and pursuant to which the Corporation will not be the continuing or surviving corporation or pursuant to which the Common Shares will be converted into cash or securities or property of another entity, other than a transaction involving the Corporation and in which the shareholders of the Corporation immediately prior to the completion of the transaction will have the same proportionate ownership of the surviving corporation immediately after the completion of the transaction;
(iii)    a separation of the business of the Corporation into two or more entities;
(iv)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to another entity; or
(v)    the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Corporation.
14.    Securities Exchange Take-over Bid
In the event that the Corporation becomes the subject of a take-over bid (within the meaning of the Securities Act (Ontario)) as a result of which all of the outstanding Common Shares are acquired by the offeror through compulsory acquisition provisions of the incorporating statute or otherwise, and where consideration is paid in whole or in part in equity securities of the offeror, the Board may send notice to all Optionees requiring them to surrender their Options within 10 days of the mailing of such notice, and the Optionees shall be deemed to have surrendered such Options on the tenth day after the mailing of such notice without further formality, provided that:
(a)    the Board delivers with such notice an irrevocable and unconditional offer by the offeror to grant replacement options to the Optionees on the equity securities offered as consideration;

(b)    the Board has determined, in good faith, that such replacement options have substantially the same economic value as the Options being surrendered; and
(c)    the surrender of Options and the granting of replacement options can be effected on a tax free rollover basis under the Income Tax Act (Canada) or the Code.
15.    Notices
All written notices to be given by the Optionee to the Corporation may be delivered personally or by registered mail, postage prepaid, addressed as follows:
Alamos Gold Inc.
181 Bay St., Suite 3910
Toronto, ON
M5J 2T3
Attention: General Counsel
Any notice given by the Optionee pursuant to the terms of the Option shall not be effective until actually received by the Corporation at the above address. Any notice to be given to the Optionee shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Optionee on the records of the Corporation and shall be effective seven days after mailing.
16.    Corporate Action
Nothing contained in this Plan or any Option granted shall be construed so as to prevent the Corporation or any subsidiary of the Corporation from taking corporate action which is deemed by the Corporation or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or on any Option granted.
17.    Amendment of the Plan
(a)    The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:
(i)    be made without obtaining any required regulatory approvals; or
(ii)    adversely affect the rights of any Optionee who holds an Option at the time of any such amendment, without the consent of the Optionee.
(b)    The Board may from time to time, in the absolute discretion of the Board and without shareholder approval, make the following amendments to the Plan or any Option granted under the Plan:
(i)    an amendment to the Exercise Price of any Option, unless the amendment is a reduction in the Exercise Price of an Option held by an Insider;
(ii)    an amendment to the date upon which an Option may expire, unless the amendment extends the expiry of an Option held by an Insider;
(iii)    an amendment to the vesting provisions of the Plan or any Option;

(iv)    an amendment to provide a cashless exercise feature to an Option or the Plan, provided that such amendment ensures the full deduction of the number of underlying Common Shares from the total number of Common Shares subject to the Plan;
(v)    an addition to, deletion from or alteration of the Plan or an Option that is necessary to comply with applicable law or the requirements of any regulatory authority or any stock exchange on which the Common Shares are listed;
(vi)    any amendment of a “housekeeping” nature, including, without limitation, amending the wording of any provision of this Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correcting grammatical or typographical errors and amending the definitions contained within this Plan respecting the administration of the Plan;
(vii)    any amendment respecting the administration of this Plan; and
(viii)    any other amendment that does not require shareholder approval under Section 17(c).
(c)    Shareholder approval will be required for the following amendments to the Plan:
(i)    any increase in the maximum number of Common Shares reserved for issuance other than pursuant to Section 9;
(ii)    to remove or exceed the Insider participation limit;
(iii)    to an amending provision within the Plan other than the addition of matters requiring shareholder approval;
(iv)    any reduction in the Exercise Price, the cancellation and reissue of Options, or the extension of the expiry of an Option held by an Insider;
(v)    any change which would materially modify the requirements as to eligibility for participation in the Plan; and
(vi)    any change which would permit Options granted under the Plan to be transferable or assignable other than for normal estate settlement purposes.

18.    Governing Law
This Plan is established under the laws of Ontario and the rights of all parties and the construction and effect of each provision of this Plan shall be according to the laws of Ontario and the laws of Canada applicable in Ontario.

19.    Government Regulation
The Corporation’s obligation to issue and deliver Common Shares under any Option is subject to:
(a)    the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;
(b)    the admission of such Common Shares to listing on any stock exchange in Canada or the United States on which Common Shares may then be listed; and
(c)    the receipt from the Optionee of such representations, agreements and undertakings as to future dealings in such Common Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.
In this connection, the Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on a stock exchange in Canada or the United States on which the Common Shares are then listed.

SCHEDULE “A”
ALAMOS GOLD INC.
LEGACY STOCK OPTION PLAN (ARGONAUT)
OPTION NOTICE
Date: [Insert Notice Date]
Pursuant to the plan of arrangement under Section 182 of the Business Corporations Act (Ontario) pursuant to which Alamos Gold Inc. (the “Corporation”) has, among other things, acquired all of the issued and outstanding common shares of Argonaut Gold Inc. (“Argonaut”), the Corporation hereby evidences the grant to the Optionee named below the following replacement option (“Option”) to acquire Class A common shares of the Corporation (“Shares”) pursuant to the terms of the Alamos Gold Inc. Legacy Stock Option Plan (Argonaut) (the “Plan”) and the terms outlined below:
Optionee’s Name:
Optionee’s Address:
Total Number of Argonaut Shares subject to Argonaut Option Exchanged:
Total Number of Common Shares subject to Option Granted:
Exercise Price per Argonaut Share for Argonaut Option Exchanged:
Exercise Price Per Common Share:
Grant Date: [Insert Original Grant Date]
Expiry Date: [Insert Original Expiry Date]
Terms of Vesting: All Options are fully vested and exercisable.
Other:
This Option Notice is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Option Notice and the Plan, the terms of the Plan shall govern. Capitalized terms not defined herein shall have the meaning ascribed to such terms under the Plan.

DATED as of the date first written above.

ALAMOS GOLD INC.
By:
Name: Title:

ALAMOS GOLD INC.
LEGACY STOCK OPTION PLAN (ARGONAUT)
EXERCISE NOTICE
TO:    Alamos Gold Inc. (the “Corporation”)
The undersigned, being the holder of options to purchase Class A common shares of the Corporation at the exercise price of $___ per share, hereby irrevocably gives notice, pursuant to the Legacy Stock Option Plan (Argonaut) of the Corporation (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for             of such Class A common shares of the Corporation.
The undersigned tenders herewith a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate Exercise Price of the aforesaid Class A common shares exercised and any applicable withholding taxes and directs the Corporation to issue a direct registration statement evidencing said Class A common shares in the name of the undersigned to be mailed to the undersigned at the following address:

By executing this Exercise Notice, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Exercise Notice shall have the meanings given to them under the Plan or the attached Option Notice.
DATED the           day of                      20   .